Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, Registration Numbers 333-97583 and 333-67212, of SCI Engineered Materials, Inc. of our report dated February 26, 2009, relating to the financial statements which appear in the Company’s Form 10-K for the year ended December 31, 2008.

/s/ Maloney + Novotny LLC

Canton, Ohio
February 26, 2009